Amendment No. 2 To Employment Agreement
     THIS AMENDMENT No. 2 is made as of January 9, 2006 by and between Animas Corporation (the “Company”) and Richard A. Baron (the “Executive”).
     WHEREAS, the Company and the Executive are parties to an Employment Agreement relating to the Executive’s employment dated as of February 20, 2004 (the “Agreement”);
     WHEREAS, Section 11.2 of the Agreement provides that the parties may agree to amend the Agreement in writing;
     WHEREAS, the Company and the Executive amended the Agreement regarding the timing of the payments under the Agreement to the extent that such payments may be subject to the penalties and additional tax provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and
     WHEREAS, the Company and the Executive wish to further amend the Agreement to clarify the language regarding the timing of the payments under the Agreement to the extent that such payments may be subject to the penalties and additional tax provisions of Section 409A; and
     NOW THEREFORE, the parties hereby amend the Agreement effective as of the date hereof as follows:
     1. The Agreement shall be, and it hereby is, amended by deleting Section 18 in its entirety and adding a new Section 18 as follows:
“18. Internal Revenue Code Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Code, if the Executive is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, the Executive agrees that the payments and benefits due to the Executive under this Agreement in connection with a termination of the Executive’s employment hereunder that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. In light of the uncertainty surrounding the application of Section 409A of the Code, the Company cannot make any guarantee as to the treatment under Section 409A of the Code of any payments made or benefits provided under this Agreement.”

     2. The Agreement, as amended by the foregoing changes, is ratified and confirmed in all respects.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative, and the Executive has executed this Agreement, in each case on the date first above written.

ANIMAS CORPORATION
By:	/s/ Eric Schwartz
Name & Title: Vice President and General Counsel

RICHARD A. BARON
/s/ Richard A. Baron